SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

3530 Toringdon Way, Suite 200

Charlotte, North Carolina 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2011

To the Stockholders of Chelsea Therapeutics International, Ltd.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Chelsea Therapeutics International, Ltd. will be held on Wednesday, May 18, 2011 at 9:00 a.m., local time, at our corporate headquarters located at 3530 Toringdon Way, Suite 200, Charlotte, NC 28277 for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To approve the amendment to our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 6,200,000 shares to 7,400,000 shares;

5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 1, 2011 are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares over the Internet as described in the attached proxy statement. You may also vote your shares by completing, signing, dating and returning your proxy card in the postage-prepaid envelope enclosed for that purpose or, if you are a beneficial holder, in another manner allowed by your broker, bank or other nominee holder of record. You may revoke your proxy in the manner described in the attached proxy statement at any time before it has been voted at the meeting. Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors,
CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Simon Pedder, Ph.D.
President, Chief Executive Officer and Director

Charlotte, North Carolina

April 14, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2011: This Proxy Statement and our Annual Report on Form 10-K for the 2010 fiscal year are available at: www.chelseatherapeutics.com/proxy.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held May 18, 2011

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

3530 Toringdon Way, Suite 200

Charlotte, North Carolina 28277

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2011

Information Concerning Solicitation and Voting

The enclosed proxy is solicited on behalf of the Board of Directors of Chelsea Therapeutics International, Ltd. for use at the annual meeting of stockholders to be held Wednesday, May 18, 2011 at 9:00 a.m., local time, at our corporate headquarters located at 3530 Toringdon Way, Suite 200, Charlotte, NC 28277, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 1, 2011 are entitled to notice of and to vote at the meeting.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2010 were first mailed on or about April 15, 2011 to stockholders entitled to vote at the meeting. Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting.

We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Questions and Answers about the 2011 Annual Meeting

Q:	Who may vote at the meeting?

A:    Our Board of Directors set April 1, 2011, as the record date for the meeting. If you owned shares of our common stock at the close of business on April 1, 2011, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 1, 2011, there were 61,846,919 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    If your shares are registered directly in your name with our transfer agent, Corporate Stock Transfer, you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, we have sent you these proxy materials directly.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, these proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Q:	What is the quorum requirement for the meeting?

A:    A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have properly submitted a proxy card or voter instruction card, or voted by telephone or by the Internet.

If you abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this proxy statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:    The five proposals to be voted on at the meeting are:

1.	To elect seven directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To approve the amendment to our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 6,200,000 shares to 7,400,000 shares; and

5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	Can I access these proxy materials on the Internet?

A:    Yes. These proxy materials are available in PDF and HTML format at www.chelseatherapeutics.com/proxy and will remain posted until the conclusion of the meeting.

Q:	How may I vote my shares in person at the meeting?

A:    If your shares are registered directly in your name with our transfer agent, Corporate Stock Transfer, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:    Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting.

If you are the stockholder of record, you may either: (1) submit your proxy over the Internet at vote.corporatestock.com by following the instructions included on your proxy card, or (2) submit your proxy by mail by signing and dating your proxy card and submitting it in the postage-prepaid envelope enclosed with this proxy statement.

If you are the beneficial owner of the shares, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Q:	How can I change my vote after submitting it?

A:    If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other stockholder of record. You may also vote in person at the meeting if you obtain a legal proxy as described in the answer to the question above, “How may I vote my shares in person at the meeting?”

Q:	Where can I find the voting results of the meeting?

A:    The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K within four business days after the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of seven directors is to be elected at the meeting, to serve for one year, or until the election and qualification of their successors. Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the seven nominees named below, all of whom are currently directors and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE SEVEN NOMINEES LISTED BELOW.

The name of and certain information regarding each nominee as of March 31, 2011 is set forth below, which information is based on data furnished to us by the nominees. There are no family relationships among our directors, director nominees or executive officers. When referencing how long each director has served, we have included the time periods for which the nominees served on the Board of Directors of Ivory Capital Corporation and Chelsea Therapeutics, Inc., our predecessor companies. The business address for each nominee for matters regarding our company is 3530 Toringdon Way, Suite 200, Charlotte, NC 28277.

Name—Director Since	Age	Position(s) With Chelsea Therapeutics

Simon Pedder—April 2004	50	President, Chief Executive Officer and Director

Kevan Clemens—September 2004	66	Chairman of the Board of Directors

Norman Hardman—February 2008	65	Director

Johnson Y.N. Lau—September 2004	50	Director

William D. Rueckert—July 2009	58	Director

Roger Stoll—February 2008	68	Director

Michael Weiser—April 2002	48	Director

Simon Pedder, Ph.D.—Dr. Pedder joined us from Hoffmann-La Roche Inc. in April 2004 where he was Vice President of Pharmaceutical Business, Oncology and an executive officer since February 2003. Prior to that he served as the Vice President, Drug Development at Hoffmann-La Roche from May 2001 until December 2002 and as Director, Pharmaceutical Business, Pharmaceutical Development and Project Management from May 1994 until May 2001. While at Hoffmann-La Roche, Dr. Pedder was in charge of the development of Pegasys and Copegus, which have combined annual worldwide sales of over $1 billion, and oversaw a number of successful new drug applications, or NDAs. Dr. Pedder has his Ph.D. in Pharmacology from the College of Medicine at the University of Saskatchewan in Canada. Among other experience, qualifications, attributes and skills, Dr. Pedder’s significant experience in drug development led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our company in light of our business and structure.

Kevan Clemens, Ph.D.—Dr. Clemens has served on our Board of Directors since September 2004. In 2004, Dr. Clemens retired after 30 years of experience in the pharmaceutical industry. In his last position as Executive VP/Business Director at Hoffmann-La Roche, he ran the successful Global Oncology business that included Strategic/Business plans and the Development/Marketing of the products. Prior to that he was Global Head of Specialty Care,

Global Head of Project Management and the Head of Clinical Operations for North and South America. Dr. Clemens worked for 25 years at Syntex and Roche in Development, Sales and Marketing positions including Head of Pharmacoeconomics & Pricing. Dr. Clemens also served on the board of directors of Kosan Biosciences Incorporated from 2005 to 2008. Dr. Clemens obtained his Ph.D. in Chemistry from the University College London. Among other experience, qualifications, attributes and skills, Dr. Clemens’ significant experience in drug development let to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our company in light of our business and structure.

Norman Hardman, Ph.D.—Dr. Hardman joined our Board of Directors in February 2008. Dr. Hardman is President and Chief Executive Officer of Oxalis Partners LLC, a position he has held since May 2006. He was recently appointed CEO of Anosos Biotherapeutics, Inc. and as consultant to Integrated Diagnostics, Inc. He is a strategic consultant to other U.S. and EU biotechnology companies and venture capital funds, and as an Honorary Professor at the University of Aberdeen, where he currently serves as Vice President and Treasurer of the University of Aberdeen Development Trust and as an advisor to University management. Over the last ten years, Dr. Hardman has held senior management roles in several companies, including as president and CEO of Amicus Therapeutics, from November 2002 until May 2004, CEO of Medical Research Council (MRC) Technology from April 2002 until September 2003, senior VP of technology for Enzon Pharmaceuticals, Inc., COO at Onyx Pharmaceuticals, Inc., and president and COO at GeneMedicine, Inc. He also has served as Head of R&D at Ciba-Geigy, UK and played a central role in the integration of the global R&D organization during the merger of Ciba-Geigy and Sandoz to form Novartis AG, becoming Head of UK R&D Operations in the merged entity in 1996. Dr. Hardman graduated in Chemistry from the University of London and obtained his Ph.D. in Biochemistry, from the University of Manchester. His postdoctoral training included a two-year period as Medical Research Council Fellow and as Postdoctoral Fellow at Harvard Medical School. Among other experience, qualifications, attributes and skills, Dr. Hardman’s significant experience in medical research and drug development led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our company in light of our business and structure.

Johnson Y.N. Lau, M.B.B.S., M.D., F.R.C.P.—Dr. Lau has served on our Board of Directors since September 2004. He is currently Executive Chairman of XenoBiotic Laboratories, Inc. since July 2007 and Executive Chairman of the Board of Kinex Pharmaceuticals, LLC since December 2003. Previously he served as Managing director for Roth Capital Partners from 2005 to 2007. Prior to that, Dr. Lau served in various capacities at Ribapharm Inc. from August 2000 until January 2003, including Chairman, President and Chief Executive Officer. Previously, he was the Senior Vice President and Head of Research and Development at ICN Pharmaceuticals and Senior Director of Antiviral Therapy at Schering-Plough Research Institute. Prior, Dr. Lau served on the faculty of the Department of Medicine and the Department of Microbiology and Immunology in the University of Florida. Dr. Lau also currently serves as the Chairman of XBL-China, Sinophyto Solutions and Sun Ten Laboratories, and as a member of the board for Morris Pharmaceuticals and Taivex Therapeutics, all privately held companies. Dr. Lau also serves as the Chairman of the Advisory Board of Curative Medical Systems and Suzhou 66 VisionTech. He has published over 200 scientific papers and 40 reviews and editorials in leading academic journals, edited two books, has more than 10 patents and was elected as a Fellow, Royal College of Physicians in 2004. Dr. Lau holds an M.B.B.S. and M.D. from the University of Hong Kong and the degrees of M.R.C.P. and F.R.C.P. from the Royal College of Physicians. Among other experience, qualifications, attributes and skills, Dr. Lau’s significant experience in medical research and drug development as well as his executive experience led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our company in light of our business and structure.

William D. Rueckert, B.A.—Mr. Rueckert joined our Board of Directors in July 2009. Mr. Rueckert is the Managing Member of Oyster Management Group LLC, an investment fund specializing in community banks and a director of Novogen Limited, a publicly listed Australian drug development company. Prior to his current positions, from 1991 to 2006 he was President and director of Rosow & Company, a private investment firm based in Connecticut. From 1988 until 1990, he held positions as Treasurer of Moore & Munger, Inc., a company with interests in the petroleum and resort development industries. Prior to that, he was President of United States Oil Company, a publicly traded oil exploration business. Before becoming a director of Novogen Limited in 2009, he served as a member of the Board of Directors of Marshall Edwards, Inc., a subsidiary of Novogen Limited from 2007 until 2009. From 2006 until 2008 Mr. Rueckert was a Director of Nano Mask Inc., a public manufacturer and marketer of respiratory filtration devices. Mr. Rueckert has served as a director of Glycotex, Inc. since 2006 and is also a director of Rapid Pathogen Screening, Inc. and Fairfield County Bank, all privately held companies. Among his many civic associations, Mr. Rueckert is director and president of the Cleveland H. Dodge Foundation, a private philanthropic organization in New York City and Chairman of the Board of the Trustees of Teachers College, Columbia University. Mr. Rueckert has a Bachelor of Arts degree from the University of New Hampshire. Among other experience, qualifications, attributes and skills, Mr. Rueckert’s significant experience in leading publicly traded companies led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our company in light of our business and structure.

Roger Stoll, Ph.D.—Dr. Stoll joined our Board of Directors in February 2008. Dr. Stoll currently serves as Executive Chairman of Cortex Pharmaceuticals, a publicly traded company. From August 2002 to August 2008, Dr. Stoll was the Chairman, President and CEO of Cortex Pharmaceuticals. Prior to that, he was the Executive Vice President of Fresenius Medical Care—North America, where he oversaw both the dialysis products and laboratory services groups. From 1991 to 1998, Dr. Stoll was Chief Executive of Ohmeda, Inc. and served on the board of directors of the BOC Group, Plc in the UK, the parent of Ohmeda. Prior to that, Dr. Stoll held positions of increasing responsibility within the pharmaceutical industry including President of the Consumer Health Care Group of Miles Laboratories, Executive Vice President and General Manager of the worldwide Diagnostics Business Group at Bayer AG, Director of Clinical Pharmacology and President of the American Critical Care Division for American Hospital Supply Corp (now Baxter International). He began his career at the Upjohn Company where he conducted human pharmacokinetic and drug metabolism clinical trials in all phases of drug development. Dr. Stoll currently serves on the Board of Directors of Cortex Pharmaceuticals, Inc. and Delcath Systems, Inc., both publicly traded companies. Dr. Stoll received his bachelor’s degree in pharmacy from Ferris State University, a Ph.D. in Biopharmaceutics from the University of Connecticut, and performed postdoctoral studies in pharmacokinetics and drug metabolism at the University of Michigan. Among other experience, qualifications, attributes and skills, Dr. Stoll’s significant experience in drug development led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our company in light of our business and structure.

Michael Weiser, M.D., Ph.D.—Dr. Weiser has served on our Board of Directors since our inception in April 2002, and also served as our interim President from April 2002 until October 2003. Dr. Weiser founded Actin Biomed, LLC, a New York based healthcare group, in December 2006 and has served as its co-chairman since that time. Prior to that, Dr. Weiser was the Director of Research for Paramount BioScience, LLC from February 2005 until December 2006 and was the Director of Research of Paramount BioCapital Asset Management, Inc. from July 1998 until February 2005. Dr. Weiser currently serves as a director of Emisphere Technologies, Inc. and ZioPharm Oncology, Inc., both publicly traded pharmaceutical companies. He also serves as a director of several other privately held biotechnology companies. Dr. Weiser completed his Ph.D. in Molecular Neurobiology at Cornell University Medical College and received his M.D. from New York University School of Medicine, where he also completed a Postdoctoral Fellowship in the Department of Physiology and Neuroscience. Among other experience, qualifications, attributes and skills, Dr. Weiser’s significant experience in medical research and with publicly traded pharmaceutical companies let to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our company in light of our business and structure.

Required Vote

The seven nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors. In accordance with Delaware law, votes withheld from any director will be counted for purposes of determining whether a quorum is present at the meeting, but will not affect the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under recent amendments to the rules governing brokers, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

CORPORATE GOVERNANCE MATTERS

Information About Our Board of Directors

Our Board of Directors is responsible for the general management of the company. Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our Board of Directors, provided that the number of directors shall not be less than five or more than nine.

We have historically separated the position of Chairman, currently independent director Dr. Clemens, and that of President and Chief Executive Officer, currently Dr. Pedder. While the Board believes the separation of these positions has served our company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our company in terms of number of employees, Dr. Clemens’ experience in drug development and his management skills in that field and Dr. Pedder’s experience in drug development and understanding of our company and industry.

Independence of Directors

Our Board of Directors is currently composed of seven directors, six of whom our Board has determined to be independent within the meaning of the Nasdaq Stock Market listing rules. These six directors are Drs. Clemens, Hardman, Lau, Stoll and Weiser and Mr. Rueckert. As part of such determination of independence, our Board has affirmatively determined that none of these six directors have any relationship with us that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Dr. Pedder, our President and Chief Executive Officer, is the only member of management serving as a director.

Board Committees

Our Board of Directors has an Audit and Risk Management Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised entirely of independent directors in accordance with the Nasdaq Stock Market listing rules. We also have a Strategic Advisory Committee. Our Board may also establish other committees from time to time to assist in the discharge of its responsibilities.

The Audit and Risk Management Committee’s purpose is to oversee our accounting and financial reporting principles and policies and internal controls and procedures, oversee our financial statements and the independent audit thereof, select, evaluate and, where deemed appropriate, replace the outside auditors and evaluate the independence of the outside auditors. The Audit and Risk Management Committee also is responsible for overseeing and evaluating risks posed to our company, including any risks related to financial assets and accounting. See “Risk Oversight” below. The Audit Committee currently consists of Johnson Y.N. Lau (Chairman), William D. Rueckert and Roger Stoll. Our Board has determined that Drs. Lau and Stoll each qualify as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission, or SEC.

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers and other employees, and administers our various incentive compensation and benefit plans. The Compensation Committee currently consists of Kevan Clemens (Chairman), Roger Stoll and Michael Weiser.

The Nominating and Corporate Governance Committee is responsible for recommending director candidates to our Board of Directors, developing, periodically reviewing and overseeing procedures for stockholders to nominate director candidates, developing, periodically reviewing and recommending to our Board a set of corporate governance principles and administering our codes of business conduct and ethics. In addition, it is the policy of the Nominating and Corporate Governance Committee to meet regularly to discuss Chief Executive Officer succession plans. The Nominating and Corporate Governance Committee currently consists of Johnson Y.N. Lau (Chairman), Norman Hardman and William D. Rueckert.

The purpose of the Strategic Advisory Committee is to provide long-range strategic guidance on our scientific, business and organizational direction with our management team. The Strategic Advisory Committee is specifically involved in developing and maintaining a five-year business plan and life cycle plans for our individual products. The Strategic Advisory Committee is comprised of Kevan Clemens (Chairman), Norman Hardman and Michael Weiser.

The charters for the Audit and Risk Management Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Advisory Committee, which have been adopted by our Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available in the Investors—Corporate Governance section of our website at www.chelseatherapeutics.com.

In addition to the meetings held by the above-referenced Board committees, the independent non-employee members of our Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present to evaluate the performance of management and other appropriate matters.

Information Regarding Board and Committee Meetings

During 2010, our Board of Directors held eight meetings and also conducted business by written consent, the Audit and Risk Management Committee held five meetings, the Compensation Committee held two meetings, the Nominating and Corporate Governance Committee held three meetings and the Strategic Advisory Committee held two meetings. No director attended fewer than 75% of the aggregate of all meetings of our Board and the committees on which he served during 2010. We do not have a formal written policy with respect to Board members’ attendance at our annual meetings of stockholders. To save on reimbursable travel expenses, only Dr. Pedder and Dr. Clemens attended our 2010 Annual Meeting of Stockholders.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board. The Nominating and Corporate Governance Committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics including strength of character, mature judgment, career specialization, relevant technical skills and independence. In addition, the Nominating and Corporate Governance Committee believes that a director’s profile should complement the other directors’ areas of expertise. While the Nominating and Corporate Governance Committee does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, it does consider diversity of expertise and experience to be an additional desirable characteristic in potential nominees.

The Nominating and Governance Committee’s methods for identifying candidates for election to our Board include the solicitation of ideas for possible candidates from a number of sources, including from members of our Board, our executives, individuals personally known to the members of our Board and through other research. The Nominating and Governance Committee may also, from time to time, retain for a fee one or more third-party search firms to identify suitable candidates.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination not more than 75 and not less than 45 days before the anniversary of the first mailing of proxy solicitation materials for the prior years’ meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the date of the prior years’ meeting, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The notice shall be in writing by registered mail, return receipt requested, to our Corporate Secretary at our principal executive offices, setting forth the director or directors the stockholder intends to nominate for election at the stockholders’ meeting. Any such notice shall set forth the following: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the name and address, as they appear on our books, of the nominating stockholder; (c) the class and number of our shares that are beneficially owned by such stockholder; (d) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (e) any material interest of the nominating stockholder with respect to the director nominee. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to nominate any director for election.

Codes of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics for our employees. Our Board has also adopted a separate code of ethics that applies to our Board and executive officers. We will provide copies of our codes of business conduct and ethics without charge upon request. To obtain a copy, please send your written request to Chelsea Therapeutics International, Ltd., 3530 Toringdon Way, Suite 200, Charlotte, NC 28277, Attn: Vice President, Administration. Our codes of business conduct and ethics are also available in the Investors—Corporate Governance section of our website at www.chelseatherapeutics.com.

Risk Oversight

Our Board is responsible for our company’s risk oversight and has delegated that role to the Audit and Risk Management Committee. In fulfilling that role, the Committee focuses on our general risk management strategy, the most significant risks facing our company, and ensures that appropriate risk mitigation strategies are implemented by management. The Audit and Risk Management Committee regularly reports to the full Board as appropriate on its efforts at risk oversight, and will report any matter that rises to the level of a material or enterprise level risk.

Equity Ownership Requirement

We do not require our directors or our executive officers to own shares of our common stock. Instead, a significant amount of our director compensation is in the form of annual grants of stock options. In addition, our executive officers are eligible to receive annual long-term incentive compensation in the form of stock options, upon the meeting of personal and corporate goals. These executive officer options can comprise a significant amount of an executive officer’s total compensation over the course of his employment with us. We believe that these compensation practices provide sufficient incentive to our directors and executive officers to drive our company’s performance to increase our stock value over time, and that this aligns their interests with those of our stockholders.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves or in the past has served as a member of another entity’s board of directors or compensation committee, which entity has one or more executive officers serving as a member of our Board or Compensation Committee.

Communications with the Board of Directors

Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Chief Financial Officer or Assistant Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Chief Financial Officer or Assistant Secretary screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under the newly enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our board of directors is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, our Board of Directors and the Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

Our named executive officers are identified on page 25, and the compensation of the named executive officers is described on pages 21 to 30, including the Compensation Discussion and Analysis (“CD&A”) on pages 21 to 25. The CD&A section of this proxy statement provides additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2010 compensation of the named executive officers.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2010 and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on us or on the Board of Directors, and will not be construed as overruling any decision by us or by the Board of Directors. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for us or the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL THREE

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are also required to seek a nonbinding advisory stockholder vote regarding the frequency of submission to stockholders of a “say on pay” advisory vote such as Proposal No. 3. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation programs either annually, every two years or every three years. Although this vote is advisory and nonbinding, our Board of Directors will review voting results and give serious consideration to the outcome of such voting.

Our Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues such as our compensation programs. Our Board also believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long-term, and that it should receive advisory input from our stockholders each year. Accordingly, as indicated below, the Board recommends that you vote in favor of an annual advisory vote on our compensation programs.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, as indicated above, the stockholder vote on the frequency of nonbinding stockholder votes to approve executive compensation will not be binding on us or the Board, and will not be construed as overruling any decision by us or the Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for us or the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL FOUR

APPROVAL OF THE AMENDMENT TO THE 2004 STOCK PLAN

Our 2004 Stock Plan was adopted and approved in May 2004. The 2004 Stock Plan has been amended from time to time since adoption, most recently in May 2010 to increase the shares reserved for issuance thereunder by 1,200,000 shares for an aggregate of 6,200,000 shares currently available. Through March 31, 2011, options issued under the Plan and still outstanding total 5,669,930. In addition, an aggregate of 205,444 options have been exercised, leaving 324,626 available for issuance under the Plan prior to amendment. The Board has approved increasing the number of shares available for issuance under the 2004 Stock Plan by 1,200,000 shares. If the amendment to the 2004 Stock Plan is approved at the meeting, there will be a total of 7,400,000 shares of common stock reserved for issuance under the 2004 Stock Plan with a total of 1,524,626 shares available for issuance in the form of new grants at March 31, 2011. If the amendment to the 2004 Stock Plan is not approved at the meeting, only 324,626 shares will remain available for issuance in the form of new grants under the 2004 Stock Plan.

The 2004 Stock Plan, currently administered by our Compensation Committee, authorizes our Board of Directors or Compensation Committee to grant stock options and other equity awards to eligible employees, directors and consultants and is structured to allow our Board or Compensation Committee broad discretion in creating equity incentives. We believe that equity awards made under the 2004 Stock Plan are an important incentive for our employees. Equity awards, including option grants, are a significant part of our ability to attract, retain and motivate people whose skills and performance are critical to our success. Our goal is to link employee compensation to corporate performance because we believe that this increases employee motivation to improve stockholder value. We have, therefore, consistently included equity incentives as a significant component of compensation for our employees.

As of March 31, 2011, we had 30 employees and expect that number to increase as we continue our product development and commercialization efforts. In addition, in order to retain the services of existing employees, it might be necessary to grant additional options to such employees, especially because many of our outstanding options have exercise prices higher than the current market price per share of our stock. In addition, we expect to hire additional staff to support the anticipated launch of our lead compound, Northera™. Our Board of Directors believes that the remaining 324,626 shares of common stock available for issuance under the 2004 Stock Plan as of March 31, 2011 are insufficient to accomplish the purposes of the 2004 Stock Plan as described above. The full text of the 2004 Stock Plan, as amended is included as Appendix A to this Proxy Statement.

Vote Required

Approval of the amendment to the 2004 Stock Plan requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting on the proposal and, accordingly, will not affect the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2004 STOCK PLAN.

Summary of the Terms of the 2004 Stock Plan

Eligibility and Administration. All of our employees, directors and consultants are eligible to receive incentive awards under the 2004 Stock Plan. Incentive awards under the 2004 Stock Plan can include incentive stock options, nonstatutory stock options, stock appreciation rights, stock awards, restricted stock and performance shares. The

2004 Stock Plan can be administered by our Board of Directors or a committee appointed to administer the plan, and is currently administered by our Compensation Committee, referred to herein as the “administrator.” Subject to the restrictions of the 2004 Stock Plan, the administrator determines who is granted incentive awards under the 2004 Stock Plan, the terms granted, including the exercise price, the number of shares subject to the incentive award and the incentive award’s exercisability.

Stock Options. The 2004 Stock Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants.

The exercise price of options granted under the 2004 Stock Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any incentive stock option granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check, or, in the discretion of the administrator, the exercise price may be paid through any other form of consideration and method of payment permitted by law and the 2004 Stock Plan, including the delivery of shares of already-owned shares of our common stock and the surrender of certain shares subject to the stock option.

Options granted to employees and directors under the 2004 Stock Plan generally become exercisable in increments, based on the optionee’s continued employment or service with us, over a period of four years. The term of an incentive stock option may not exceed 10 years. Options granted under the 2004 Stock Plan, whether incentive stock options or nonstatutory options, generally expire 10 years from the date of grant, except that incentive stock options granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock are not exercisable for longer than five years after the date of grant.

Stock Appreciation Rights. A stock appreciation right, referred to as a SAR, is the right to receive, in cash or common stock, all or a portion of the difference between the fair market value of a share of our common stock at the time of exercise of the SAR and the exercise price of the SAR established by the administrator, subject to such terms and conditions set forth in a SAR agreement. A SAR may be granted in connection with a stock option or alone, without reference to any related stock option.

The exercise price of a SAR granted under the 2004 Stock Plan is determined on the date of grant, and shall not be less than 100% of the fair market value of a share of our common stock on the date of grant. SARs granted under the 2004 Stock Plan generally become exercisable in increments, based on the recipient’s continued employment or service with us, over a period of four years. The term of a SAR may not exceed 10 years and one day from the date of grant.

Stock Awards and Restricted Stock. Shares of common stock may be sold or awarded to participants under the 2004 Stock Plan as an incentive for the performance of past or future services to us. The administrator may determine the purchase price to be paid for such stock, if any, and other terms of such purchase or award.

Performance Shares. A performance share consists of an award that will be paid in shares of common stock subject to such terms and conditions as the administrator deems appropriate. Each performance share will be subject to performance objectives to be achieved by the participant before the end of a specified period. The number of performance shares granted shall be determined by the administrator and may be subject to such terms and conditions, as the administrator shall determine. If the performance objectives are achieved, each participant will be paid in shares of common stock or cash as determined by the administrator. If such objectives are not met, each grant of performance shares may provide for lesser payments in accordance with formulas established in the award.

Transferability. Except for transfers made by will or the laws of descent and distribution in the event of the holder’s death or unless approved by the administrator, no stock option, SAR, restricted stock or performance award may be transferred, pledged or assigned by the holder thereof, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, and we shall not be required to recognize any attempted assignment of such rights by any participant. During a participant’s lifetime, an incentive may be exercised only by him or her or by his or her guardian or legal representative.

Change of Control. Generally, in the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets, referred to herein as a “Change of Control,” whereby the acquiring entity or our successor does not agree to assume the incentive awards or replace them with substantially equivalent incentive awards (as determined by the administrator in its reasonable discretion), (a) all outstanding options and SARs will vest and will become immediately exercisable in full and, if not exercised on the date of the change of control, will terminate on such date regardless of whether the participant to whom such options or SARs have been granted remains in our employ or service or of any acquiring or successor entity; (b) the restrictions on all shares of restricted stock awards shall lapse immediately; and (c) all performance shares criteria shall be deemed to be met and payment made immediately. In certain circumstances, the administrator may determine that holders of stock options in the event of a Change in Control are entitled to receive cash in an amount equal to the fair market value of shares subject to the stock option prior to the Change of Control minus the exercise price for the shares subject to the stock option.

Amendment. Our Board of Directors may amend the 2004 Stock Plan at any time or from time to time or may terminate the 2004 Stock Plan without the approval of the stockholders, provided that stockholder approval will be required for any amendment to the 2004 Stock Plan that (1) increases the total number of shares reserved thereunder, (2) changes the provisions regarding eligibility for incentive stock options, (3) changes the requirements that the exercise price of an incentive stock option be set at the fair market value of our common stock at the time of grant, or (4) extends the expiration date of the 2004 Stock Plan beyond 10 years. However, no action by our Board of Directors or stockholders may alter or impair any option previously granted under the 2004 Stock Plan. Our Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 2004 Stock Plan will terminate in May 2014, unless terminated sooner by the Board.

Prohibition on Repricing and Cash Buyouts. On March 18, 2011, our Board amended the 2004 Stock Plan to provide that (i) no award under the Plan may be repriced after its issuance, whether by an adjustment to the individual or aggregate exercise or purchase price, the aggregate amount of equity securities subject to the incentive, or otherwise, and (ii) no award that is not payable in cash may be exchanged with the company for cash, whether by cashless net exercise or otherwise.

Tax Consequences of Awards Under the 2004 Stock Plan

Incentive Stock Options. An optionee who is granted an incentive stock option under the 2004 Stock Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option’s exercise or (ii) the sale price of the shares. We will ordinarily be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Nonstatutory Stock Options. All other options that do not qualify as incentive stock options under the 2004 Stock Plan are referred to as “nonstatutory options.” Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then-fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will ordinarily be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Stock Appreciation Rights. A participant generally will recognize ordinary income upon the exercise of a stock appreciation right in an amount equal to the amount of cash received and the fair market value of any securities received at the time of exercise, plus the amount of any taxes withheld. Such amount will ordinarily be deductible by us in the same year.

Restricted Stock and Performance Shares. A recipient of restricted stock or performance shares, or any other incentive award under the 2004 Stock Plan that is subject to a substantial risk of forfeiture, generally will be subject to tax at ordinary income rates on the excess over the purchase price, if any, of the fair market value of the restricted stock, or other stock award, at such time that the stock is no longer subject to forfeiture and restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who elects under Code Section 83(b) within 30 days of the date of transfer of the shares to be taxed at the time of the award will have taxable ordinary income equal to the excess of the fair market value of such shares on the date of the award, determined without regard to the restrictions, over the purchase price, if any, of such restricted stock or other stock award. We will ordinarily be entitled to a compensation deduction for federal income tax purposes in the year the participant is taxable, and the amount of our deduction will equal the ordinary income realized by the participant as a result of the restricted stock or other stock award.

Stock Bonuses. The grant of a stock bonus to a participant under the 2004 Stock Plan will be included in that participant’s income as compensation in that year. The participant will recognize ordinary income in the amount of the fair market value of the common stock awarded. We will ordinarily be entitled to a deduction for compensation in an equal amount.

The foregoing is only a summary, based on the current Code and U.S. Treasury regulations thereunder, of the federal income tax consequences to the optionee or other award recipient and our company with respect to the grant and exercise of options and the grant of other awards under the 2004 Stock Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s or award recipient’s death or the income tax laws of any municipality, state or foreign country in which an optionee or an award recipient may reside.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 for all equity compensation plans then in effect.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrant and rights	(b) Weighted-average exercise price of outstanding options, warrant and rights	(c) Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by our stockholders:
2004 Stock Plan	4,661,930	$3.66	1,332,636

Equity compensation plans not approved by our stockholders:
None

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Risk Management Committee of our Board of Directors has selected Ernst & Young LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2011, and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit and Risk Management Committee will reconsider, but might not change, its selection.

Ernst & Young became our independent registered public accounting firm on April 9, 2008, and have audited our financial statements for the fiscal years ended December 31, 2008, 2009 and 2010. Representatives of Ernst & Young will not be present at the meeting, but will be available by telephone and will have the opportunity to make a statement if they desire to do so and respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT AND RISK MANAGEMENT COMMITTEE REPORT

Ernst & Young has served as our independent registered public accounting firm since April 9, 2008 and audited our consolidated financial statements for the years ended December 31, 2008, 2009 and 2010. The Audit and Risk Management Committee of our Board of Directors has reviewed and discussed the audited financial statements with management and with Ernst & Young, discussed with Ernst & Young the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, and received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with Ernst & Young their independence. Based upon these discussions and reviews, the Audit and Risk Management Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and filed with the SEC.

Our Audit and Risk Management Committee is currently composed of the following three directors, all of whom are independent directors within the meaning of the Nasdaq Stock Market listing rules: Johnson Y.N. Lau (Chairman), William D. Rueckert and Roger Stoll. Our Board of Directors has determined that Drs. Lau and Stoll each qualify as an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available in the Investors—Corporate Governance section of our website at www.chelsearx.com.

Summary of Fees

The Audit and Risk Management Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit and Risk Management Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. Our Chief Financial Officer reports any material increases from the approved amounts to the Audit and Risk Management Committee. All other permitted non-audit services, other than activities incurred with certain filings with the SEC during the year, are required to be pre-approved by the Audit and Risk Management Committee on an engagement-by-engagement basis. The Audit and Risk Management Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit and Risk Management Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to us by Ernst & Young in the fiscal years ended December 31, 2009 and 2010.

	2009	2010
Audit Fees	$200,876	$185,000
Audit-related Fees	79,187	141,549
Tax Fees	-	-
All Other Fees	-	-

Total	$280,063	$326,549

Audit Fees

The aggregate fees billed to us by Ernst & Young in connection with the annual audit, for the reviews of our financial statements included in the quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were $200,876 and $185,000 for the years ended December 31, 2009 and 2010, respectively.

Audit-Related Fees

The aggregate fees billed to us by Ernst & Young for audit-related services in 2009 and 2010 were $79,187 and $141,549, respectively, and included fees for services related to our financing activities. Audit-related fees are for review and other services normally provided in connection with statutory and regulatory filings not included in audit fees above.

Tax Fees

Ernst & Young did not perform any tax services for us in either the year ended December 31, 2009 or for the year ended December 31, 2010.

All Other Fees

We did not engage Ernst & Young for any services other than those listed above in 2009 or 2010.

Our Audit and Risk Management Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2009 and 2010 was compatible with maintaining the independence of Ernst & Young.

Respectfully submitted by the members of the Audit and Risk Management Committee of the Board of Directors.

Johnson Y.N. Lau, Chair

William D. Rueckert

Roger Stoll

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of February 24, 2011 by (1) those persons or groups that beneficially own more than 5% of the common stock, (2) each of our executive officers and directors, and (3) all of our directors and executive officers as a group. Beneficial ownership of a security is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of our common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion or any other security. Shares issuable under stock options and warrants are deemed outstanding for computing the percentage of the person holding options or warrants but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based upon 61,846,919 shares of common stock outstanding as of February 24, 2011, after giving effect to the sale of 10,062,500 shares of our common stock on that day in a registered public offering.

Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person. Unless otherwise indicated, the address for each listed stockholders is c/o Chelsea Therapeutics, Inc., 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Beneficial Ownership
5% Stockholders

Josiah T. Austin El Coronado Holdings, LLC (1) 4673 Christopher Place Dallas, Texas 75204	8,741,101	14.0%

FMR LLC (2) 82 Devonshire Street Boston, Massachusetts 02109	7,191,900	11.6%

VHCP Management, LLC (3) 3340 Hillview Avenue Palo Alto, California 94304	5,189,934	8.4%

Columbia Wanger Asset Management, LLC (4) 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	5,080,000	8.2%

TCW Group, Inc. (5) 865 South Figueroa Street Los Angeles, California 90017	3,185,901	5.2%

Executive Officers and Directors

Simon Pedder (6)	1,683,964	2.7%

Michael Weiser (7)	607,526	*

J. Nick Riehle (8)	310,106	*

L. Arthur Hewitt (8)	302,606	*

Michael Roberts (9)	217,575	*

Kevan Clemens (10)	174,585	*

Johnson Y.N. Lau (11)	160,085	*

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Beneficial Ownership

Keith W. Schmidt (12)	150,000	*

Roger Stoll (13)	100,750	*

William Schwieterman (14)	99,201	*

Joseph G. Oliveto (15)	78,500	*

William D. Rueckert (16)	66,250	*

Norman Hardman (13)	53,750	*

All executive officers and directors as a group (13 people) (17)	4,004,898	6.5%

*	Indicates less than 1%

(1)	Based on information contained in a Schedule 13D/A filed with the SEC on March 11, 2011 to report ownership as of February 24, 2011. According to the Schedule 13D/A, Josiah T. Austin is deemed beneficial owner of 8,741,101 shares, which number includes 430,614 shares that may be acquired through the exercise of various warrants, in his capacity as trustee for certain family trusts and as sole managing member of El Coronado Holdings, LLC (“ECH”). ECH is deemed beneficial owner of 8,540,601 shares of Common Stock (which number includes 430,614 shares of Common Stock that may be acquired through the exercise of various warrants). As sole Managing Member of ECH, Austin shares with ECH the power to vote or dispose or to direct the disposition of 8,540,601 shares.

(2)	Based on information contained in a Schedule 13G filed with the SEC on January 10, 2011. According to the Schedule 13G, FMR LLC is deemed beneficial owner of 7,191,900 shares. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR LLC and is the beneficial owner of 3,311,800 shares. Pyramis Global Advisors, LLC is an indirect wholly-owned subsidiary of FMR LLC and is the beneficial owner of 277,130 shares. Pyramis Global Advisors Trust Company is an indirect wholly-owned subsidiary of FMR LLC and is the beneficial owner of 3,312,400 shares. FIL Limited is the beneficial owner of 290,570 shares.

(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2011 and a Form 4 filed with the SEC on February 4, 2011. According to the Schedule 13G/A, Venrock Healthcare Capital Partners, L.P. owns 4,387,367 shares and VHCP Co-Investment Holdings, LLC owns 802,567 shares. VHCP Management, LLC is the general partner of Venrock Healthcare Capital Partners, L.P. and the manager of VHCP Co–Investment Holdings, LLC. Anders Hove and Bryan Roberts are the managing members of VHCP Management, LLC and share voting power and dispositive power over the shares.

(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2011. According to the Schedule 13G/A, Columbia Wanger Asset Management, LLC is deemed beneficial owner of 5,080,000 shares. Columbia Wanger Asset Management, LLC is an investment adviser and their ownership includes shares held by Columbia Acorn Trust.

(5)	Based on information contained in a Schedule 13G filed with the SEC on February 10, 2011. According to the Schedule 13G, The TCW Group, Inc., which consists of the subsidiaries TCW Asset Management Company and TCW Investment Management Company, on behalf of the TCW Business Unit, is deemed beneficial owner of 3,185,901 shares.

(6)	Includes 1,195,784 shares obtainable upon exercise of vested options.

(7)	Includes 71,514 shares obtainable upon exercise of warrants and 109,427 shares obtainable upon exercise of vested options.

(8)	Includes 243,923 shares obtainable upon exercise of vested options.

(9)	Includes 195,575 shares obtainable upon exercise of vested options.

(10)	Includes 169,585 shares obtainable upon exercise of vested options.

(11)	Includes 157,085 shares obtainable upon exercise of vested options.

(12)	Consists solely of shares obtainable upon exercise of vested options.

(13)	Includes 48,750 shares obtainable upon exercise of vested options.

(14)	Includes 53,750 shares obtainable upon exercise of vested options.

(15)	Includes 75,000 shares obtainable upon exercise of vested options.

(16)	Includes 15,000 shares held by trusts for Mr. Rueckert’s children and 16,250 shares obtainable upon exercise of vested options.

(17)	Includes the shares described in footnotes (6) through (16).

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on that review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

Kevan Clemens, Chair

Roger Stoll

Michael Weiser

Compensation Discussion and Analysis

Compensation Objectives

We refer to our Chief Executive Officer, our Chief Financial Officer, and our other most highly compensated executive officers as our “named executive officers.” For all named executive officers, compensation is intended to be performance-based. Our Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for named executive officers, the following are the Compensation Committee’s objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•

Enhance the officers’ incentive to increase our stock price and maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation for management in the form of direct ownership in us through stock options.

To achieve these objectives, our overall compensation program aims to pay our named executive officers competitively, consistent with our success and their contribution to that success. To accomplish this we rely on programs that provide compensation in the form of both cash and equity. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, the Compensation Committee reviews the allocation of compensation of several biopharmaceutical companies that are similarly situated to us with respect to size, product pipeline and development activities to help its determination. The Compensation Committee also considers the balance between providing short-term incentives and long-term parallel investment with stockholders to align the interests of management with stockholders.

Determination of Compensation Awards

The Compensation Committee is provided with the primary authority to determine and recommend to our Board of Directors the compensation awards available to our named executive officers other than Dr. Simon Pedder, our Chief Executive Officer. To aid the Compensation Committee in making its determination, Dr. Pedder provides recommendations annually to the Compensation Committee regarding the compensation of all named executive officers other than himself. Each named executive officer, in turn, participates in an annual performance review with Dr. Pedder and the Compensation Committee to provide input about their contributions to our business for the period being assessed. The Compensation Committee has the sole authority to determine the compensation of Dr. Pedder. The performance of each of our named executive officers is reviewed annually by the Compensation Committee.

The Compensation Committee has the authority pursuant to its charter to retain the services of third-party executive compensation specialists from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies. The Compensation Committee did not retain any third party in 2010. The Compensation Committee has not delegated any of its functions to others in determining executive and/or director compensation and we do not currently engage any consultants with respect to executive and/or director compensation matters.

Compensation Benchmarking and Peer Group

We conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our named executive officers. In addition, our Compensation Committee has historically taken into account:

•	input from other independent members of our Board of Directors;

•	survey information on compensation in our industry which we purchase as appropriate; and

•	publicly available data relating to the compensation practices and policies of other companies within and outside our industry.

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable, publicly-held companies. To that end, we benchmark our executive compensation against the compensation paid by several biopharmaceutical companies that are similarly situated to us with respect to size, product pipeline and development activities. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.

We recognize that to attract, retain and motivate key individuals, such as our named executive officers, the Compensation Committee may determine that it is in our best interests to negotiate total compensation packages with our executive management that may deviate from the general principle of targeting total compensation at the median level for the peer group. Actual pay for each named executive officer is determined around this structure, driven by the performance of the executive over time, as well as our annual performance.

Elements of Compensation

Base Salary

Base salaries for our named executive officers are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within our industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Based upon the annual reviews of our named executive officers during 2010, the Compensation Committee approved the following base salary increases, effective January 1, 2011:

Name	2010 Salary ($)	Salary Adjustment		2011 Salary ($)
		($)	(%)

Simon Pedder	$460,600	13,800	3%	474,400

J. Nick Riehle	$214,900	6,400	3%	221,300

L. Arthur Hewitt	$244,500	17,100	7%	261,600

Keith W. Schmidt	$222,800	6,700	3%	229,500

Joseph G. Oliveto	$225,900	6,800	3%	232,700

William D. Schwieterman	$325,000	9,800	3%	334,800

Michael J. Roberts	$200,300	6,000	3%	206,300

Performance-Based Compensation

We have a well documented and structured annual incentive bonus program to reward named executive officers, as well as other employees, based on our performance and the individual’s contribution to that performance. Pursuant to our annual bonus program, named executive officers are eligible for bonuses to be paid annually in cash, typically early in our first quarter, as was the case this year, based on the prior year’s performance. The criteria used to determine the bonus for Dr. Pedder is based wholly on corporate goals established by the Compensation Committee. The criteria used to determine the bonus amounts for our other named executive officers includes the corporate goals as well as individual goals established by the Compensation Committee where appropriate.

The corporate and individual goals established by the Compensation Committee for evaluating our performance and the performance of our named executive officers include several strategic and financial indicators which the Compensation Committee considers to be fair drivers of stockholder value creation. For 2010, our corporate and individual goals fell generally in the following categories: reaching certain development and partnering milestones, achieving or maintaining certain financial criteria (for example, stock price and volume performance) and compliance with our 2010 budget. The corporate and individual goals for 2011 are similar in nature to those for 2010, although there is a somewhat greater emphasis on regulatory milestones as we focus on filing our NDA for Northera™.

While using general criteria to evaluate performance, we do rely on formulaic determination of the annual bonus amounts. Under the annual incentive bonus program, based upon the performance criteria set forth above, Dr. Pedder was eligible to earn a cash bonus targeted at 45% of his base salary during 2010, while the remaining named executive officers were eligible to earn a cash bonus targeted at 20% of their respective base salaries. Based upon our performance and the performance of the individual named executive officers, each named executive officer can earn up to 150% of the specified target bonus if all corporate and individual goals are exceeded beyond the highest specified threshold. If none of the corporate or individual goals are achieved at the minimum threshold, the named executive officer would not be eligible to receive any bonus under our annual incentive bonus program. The Compensation Committee also retains the discretion to increase or decrease bonuses based on individual or company-wide circumstances not addressed or contemplated at the time when the individual and company-wide performance goals were established.

For 2010, the Compensation Committee determined the performance by our named executive officers against their goals to be generally positive. Although the stock market in general and for development stage pharmaceutical companies in particular increased in 2010, our stock price performance, even when measured prior to the favorable response from our announcement in September of Study 301 results, was substantially better than the performance of the NASDAQ Biotechnology Index over the same period, with our average daily volume improvements in line with our expectations. We made significant and important progress with our clinical development programs during 2010 with Study 301 completed on time and with the clinical and regulatory team able to gain FDA acceptance of this study as the basis for our NDA filing for Northera™. Our Phase II Study of CH-4051 was begun after a slight delay, successfully minimized by proactive steps taken by the clinical team to satisfy safety concerns at the FDA. The progress of recruitment for this study was also in line with our expectations. Spending was carefully managed with expenses slightly less than projected in our 2010 budget. While we continued to successfully cultivate opportunities for future partnership activity, progress in this area failed to meet the goals set early in the year. Nonetheless the Committee determined that the overall efforts and significant successes of the named executive officers during 2010 merited favorable treatment, particularly in the clinical area which rebounded favorably after a difficult year in 2009.

Based on this and other performance considerations and as shown below in the “Summary Compensation Table,” Dr. Pedder, Dr. Hewitt, Mr. Riehle, Mr. Schmidt, Mr. Oliveto, Dr. Schwieterman and Dr. Roberts earned performance-based cash bonuses of $267,600, $68,200, $55,500, $57,500, $58,300, $90,700 and $30,200, respectively, for their service in 2010. These amounts represent 129%, 139%, 129%, 129%, 129%, 139% and 75% of the targeted bonus amounts for Dr. Pedder, Dr. Hewitt, Mr. Riehle, Mr. Schmidt, Mr. Oliveto, Dr. Schwieterman and Dr. Roberts, respectively.

The Compensation Committee believes that the payment of the annual incentive bonus in cash provides incentives necessary to retain our named executive officers and reward them for short-term company performance.

Discretionary Long-Term Equity Incentive Awards

Our named executive officers and all of our employees are eligible to participate in our annual award of stock option grants. We believe that the issuance of stock options sets in place a process by which the officers and employees can reward their own performance by driving the value of our stock price over the long term.

Guidelines for the number of stock options granted to each named executive officer are determined using a procedure approved by the Compensation Committee based upon several factors, including such officer’s level of responsibility, performance and the value of the stock option at the time of grant. As a result, additional grants other than the annual award may be made following a significant change in job responsibility or in recognition of a significant achievement. In addition, the Compensation Committee approves the awarding of an initial grant of stock options at the time of hire to attract talented executive officers.

Stock options granted under our stock plan generally have a four year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant. We grant options at or above the fair market value of the underlying stock on the date of grant.

We do not have any programs, plans or practices with respect to the timing of stock option grants in coordination with the release of material nonpublic information and the Compensation Committee generally grants all stock options at regularly-scheduled meetings or upon the commencement of employment of new employees. Likewise, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our named executive officers. With respect to annual incentive stock option grants for our named executive officers, the Compensation Committee generally grants stock options to our named executive officers at the first regularly-scheduled meeting of each fiscal year.

Defined Contribution Plans

We have a Section 401(k) Savings/Retirement Plan, or 401(k) Plan, that covers all of our employees. The 401(k) Plan permits our eligible employees to defer compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently make matching contributions to the 401(k) Plan in an amount equal to 100% of the participants’ contributions, up to a maximum of 4% of the participant’s annual cash compensation and subject to certain other limits. Plan participants vest immediately in the amounts contributed by us. Our employees are eligible to participate in the 401(k) Plan immediately upon hire.

Other Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly-qualified personnel. Named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and short-term disability insurance, in each case generally on the same basis as other employees. We, at our sole cost, provide to each named executive officer, the named executive officer’s spouse and eligible children such health and dental insurance as we may from time to time make available to all employees. In addition, beginning in 2007, we provided additional life and disability coverage for our named executive officers. The costs for such incremental benefits are included in the Summary Compensation Table and highlighted in Note 2 of the same table.

Recoupment Policy

On March 18, 2011, our Board adopted a recoupment policy that requires all executive officers to repay or return cash bonuses and/or equity awards in the event: (i) we issue a material restatement of our financial statements and where the restatement was caused by the employee’s intentional misconduct; (ii) the executive officer was found to be in violation of non-compete provisions of any plan or agreement; or (iii) the executive officer has committed ethical or criminal violations.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation paid by us for services rendered to us in all capacities for the fiscal years ended December 31, 2008, 2009 and 2010 to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)

Simon Pedder, Ph.D.	2010	460,608	-	496,495	267,600	20,604	1,245,307
(President and Chief Executive Officer)	2009	447,164	-	469,363	231,405	21,086	1,169,018
	2008	389,376	50,000	448,947	143,095	18,763	1,050,181

L. Arthur Hewitt, Ph.D.	2010	244,512	-	128,673	68,200	20,432	461,817
(Vice President, Chief Scientific Officer)	2009	232,872	-	118,123	52,394	20,723	424,112
	2008	228,300	-	107,565	27,624	20,381	383,870

J. Nick Riehle	2010	214,897	-	128,673	55,500	16,795	415,865
(Vice President, Administration and Chief Financial Officer)	2009	199,007	-	118,123	45,770	16,375	379,275
	2008	195,100	-	107,566	27,577	16,937	347,180

Keith W. Schmidt	2010	222,792	-	147,249	57,500	17,569	445,110
(Vice President, Marketing and Sales)	2009	216,313	-	120,360	49,754	17,328	403,755
	2008	207,333	-	102,148	40,248	13,368	363,097

Joseph G. Oliveto	2010	225,912	-	101,153	58,300	19,942	405,307
(Vice President, Operations)	2009	219,310	-	74,265	50,439	34,684	378,698
	2008	116,458	-	29,910	16,501	62,525	225,394

William D. Schwieterman	2010	325,008	-	44,038	90,700	15,426	475,172
(Vice President, Chief Medical Officer)	2009	56,630	-	6,443	-	34,487	97,560
	2008	-	-	-	-	17,033	17,033

Michael J. Roberts	2010	200,304	-	96,872	30,200	12,011	339,387
(Vice President, Business Development)	2009	182,100	-	80,595	38,600	10,630	311,925
	2008	176,800	-	75,544	25,459	9,973	287,776

(1)	The reported amounts represent the amount of compensation expense recognized for the financial statement reporting purposes for the years ended December 31, 2008, 2009 and 2010, in accordance with ASC 718-20, for stock options awarded to our named executive officers in the relevant fiscal year as well as in prior fiscal years. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. All assumptions made regarding the valuation of equity awards can be referenced in Note 1 of our 2010 Annual Report on Form 10-K filed on March 2, 2011.

(2)	Other compensation includes our 401(k) program matching contributions, our group term and executive life programs, our group and executive disability insurance programs, signing bonus, relocation assistance and pre-employment consulting fees. The 401(k) related amounts reflects a 100% matching of employee contributions, up to 4% of total cash compensation, within limits set by the IRS for such programs. Consulting fees reflect amounts paid to Dr. Schwieterman for the fiscal years ended December 31, 2008 and 2009 for consulting services, not including any compensation for services provided as a member of our Board of Directors, provided prior to commencing his employment on October 29, 2009. Amounts disclosed for Dr. Roberts for the fiscal years ended December 31, 2008 and 2009 are prior to his becoming an officer of the Company on January 1, 2010.

Name and Principal Position	Year	401(k) Company Match ($)	Group and Executive Life Insurance Premiums ($)	Group and Executive Disability Insurance Premiums ($)	Signing Incentive ($)	Relocation Assistance ($)	Consulting Fees ($)

Simon Pedder, Ph.D.	2010	9,800	3,200	7,604	-	-	-
(President and Chief Executive Officer)	2009	9,800	3,915	7,371	-	-	-
	2008	9,200	3,080	6,483	-	-	-

L. Arthur Hewitt, Ph.D.	2010	9,800	5,300	5,332	-	-	-
(Vice President and Chief Scientific Officer)	2009	9,800	5,705	5,218	-	-	-
	2008	9,195	5,620	5,566	-	-	-

J. Nick Riehle	2010	9,800	3,272	3,723	-	-	-
(Vice President, Administration and Chief Financial Officer)	2009	9,123	3,614	3,638	-	-	-
	2008	9,200	3,537	4,201	-	-	-

Keith W. Schmidt	2010	9,800	6,245	1,524	-	-	-
(Vice President, Marketing and Sales)	2009	9,167	6,637	1,524	-	-	-
	2008	4,750	6,496	2,123	-	-	-

Joseph G. Oliveto	2010	9,800	1,799	3,344	5,000	-	-
(Vice President, Operations)	2009	9,800	1,590	3,294	20,000	-	-
	2008	5,831	1,412	2,155	15,000	38,127	-

William D. Schwieterman	2010	9,800	797	4,829	-	-	-
(Vice President, Chief Medical Officer)	2009	2,265	1,585	2,173	-	-	28,464
	2008	-	-	-	-	-	17,033

Michael J. Roberts	2010	9,577	919	1,515	-	-	-
(Vice President, Business Development)	2009	8,406	810	1,413	-	-	-
	2008	8,607	730	636	-	-	-

Excluded from the above tables:

Name and Principal Position	Year	Board Fees ($)	Option Awards ($)
William D. Schwieterman	2010	-	33,656
(Vice President, Chief Medical Officer)	2009	33,833	33,656
	2008	16,500	12,495

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2010

The following table sets forth information concerning all plan-based awards granted during the year ended December 31, 2010 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Stock Awards and Options Awards: Grant Date Fair Value ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Simon Pedder	01/19/10	-	207,200	310,800	-	-
	01/19/10	-	-	-	175,000	2.96	376,443

J. Nick Riehle	01/19/10	-	42,980	64,470	-	-
	01/19/10	-	-	-	50,000	2.96	107,555

L. Arthur Hewitt	01/19/10	-	48,900	73,350	-	-
	01/19/10	-	-	-	50,000	2.96	107,555

Keith W. Schmidt	01/19/10	-	44,560	66,840	-	-
	01/19/10	-	-	-	50,000	2.96	107,555

Joseph G. Oliveto	01/19/10	-	45,180	67,770	-	-
	01/19/10	-	-	-	50,000	2.96	107,555

William D. Schwieterman	01/19/10	-	65,000	97,500	-	-
	01/19/10	-	-	-	10,000	2.96	21,511

Michael J. Roberts	01/19/10	-	40,060	60,090	-	-
	01/19/10	-	-	-	50,000	2.96	107,555

All options granted to named executive officers in 2010 were granted pursuant to compensation objectives as described above and issued under our 2004 Stock Plan. All options granted vest over a four-year period, beginning on the first anniversary after grant. Options have a term of ten years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR FISCAL YEAR 2010

The following table sets forth information concerning the number and value of unexercised options held by each named executive officer as of December 31, 2010. None of the named executive officers held restricted stock or other equity awards at December 31, 2010.

	Option Awards
Name	Number of Securities Under-lying Unexercised Options		Option Exercise Price ($)	Option Expiration Date (1)
	Exercisable (#)	Unexercisable (#)

Simon Pedder	478,726	-	2.62	1/10/2015
	100,000	-	3.50	2/1/2016
	167,585	-	3.90	6/19/2016
	131,250	43,750	5.68	2/6/2017
	87,500	87,500	6.50	1/24/2018
	43,750	131,250	1.78	1/22/2019
	11,973	35,917	1.85	5/1/2019
	-	175,000	2.96	1/19/2020

J. Nick Riehle	68,923	-	2.62	1/10/2015
	50,000	-	3.26	1/19/2016
	37,500	12,500	5.68	2/6/2017
	25,000	25,000	6.50	1/24/2018
	12,500	37,500	1.78	1/22/2019
	-	50,000	2.96	1/19/2020

L. Arthur Hewitt	68,923	-	2.62	1/10/2015
	50,000	-	3.26	1/19/2016
	37,500	12,500	5.68	2/6/2017
	25,000	25,000	6.50	1/24/2018
	12,500	37,500	1.78	1/22/2019
	-	50,000	2.96	1/19/2020

Keith W. Schmidt	56,250	18,750	5.45	1/31/2017
	25,000	25,000	6.50	1/24/2018
	12,500	37,500	1.78	1/22/2019
	-	50,000	2.96	1/19/2020

Joseph G. Oliveto	37,500	37,500	5.63	6/13/2018
	12,500	37,500	1.78	1/22/2019
	-	50,000	2.96	1/19/2020

William D. Schwieterman (2)	17,500	17,500	5.07	6/26/2018
	7,500	22,500	1.78	1/22/2019
	18,750	56,250	2.82	10/29/2019
	-	10,000	2.96	1/19/2020

Michael J. Roberts (3)	21,078	-	0.18	8/23/2014
	48,247	-	2.62	1/10/2015
	35,000	-	3.50	2/1/2016
	26,250	8,750	5.68	2/6/2017
	17,500	17,500	6.34	1/29/2018
	8,750	26,250	1.50	2/9/2019
	-	50,000	2.96	1/19/2020

(1)	Each option was granted 10 years prior to the expiration date and vests in four equal annual installments after the date of grant.

(2)	Options granted to Dr. Schwieterman in June 2008 and January 2009 were made in his capacity as a member of the Board of Directors.

(3)	Options granted to Dr. Roberts prior to January 1, 2010 were made prior to his becoming an officer of the company.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2010

The table below sets forth information concerning the exercise of stock options for each named executive officer during 2010. None of our named executive officers held restricted stock or other equity awards in the year ended December 31, 2010.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Simon Pedder	-	-

L. Arthur Hewitt	-	-

J. Nick Riehle	-	-

Keith W. Schmidt	-	-

Joseph G. Oliveto	-	-

William D. Schwieterman	-	-

Michael J. Roberts	-	-

Employment Agreement and Potential Payments upon Termination or Change in Control

In May 2009, we entered into an employment agreement with Dr. Pedder, our Chief Executive Officer. This agreement expires on May 1, 2012. This agreement replaced the prior agreement we had with Dr. Pedder. The following discussion concerns Dr. Pedder’s employment agreement. We do not have any employment agreements or change in control agreements with any Named Executive Officer other than Dr. Pedder.

The compensation program agreed to in the agreement is consistent with the compensation philosophies discussed above. The agreement provides for a base salary, an incentive bonus targeted on base salary and a grant of stock options. Dr. Pedder’s actual incentive bonus amount is determined pursuant to our annual incentive bonus program and is contingent upon the achievement of pre-established performance goals.

Under the agreement, Dr. Pedder is prohibited for 12 months after termination from (a) engaging in any business within a restricted territory that develops or commercializes products designed to treat immunological diseases or other products that compete with products we are developing or selling at the time of his termination, (b) soliciting or working within a restricted territory with our competitors or any other entity that could benefit from Dr. Pedder’s use of our confidential information, (c) becoming financially interested with one of our competitors within a restricted territory, (d) soliciting or accepting business from our competitors, and (e) inducing any employee or consultant of ours to terminate employment or a contractual relationship with us.

Set forth below is a description of the principal terms the agreement and the potential payments we will need to make upon termination of Dr. Pedder’s employment or upon a change in control of Chelsea.

Termination due to Death or Disability

If Dr. Pedder’s employment is terminated as a result of his death or disability, we must pay him or his estate, as applicable, his then current base salary for a period of one year following the date of termination, currently $474,400, and any earned but unpaid incentive bonus, currently targeted at $213,480 in 2011, plus any unpaid expense reimbursement amounts through the date of his death or disability.

Termination by us For Cause

If we terminate Dr. Pedder’s employment for cause, we must pay his then current base salary through the date of his termination and any expense reimbursement amounts owed through the date of termination. In the agreement, the term “cause” is defined generally as:

•	willful failure, disregard or refusal by Dr. Pedder to perform his duties;

•	willful, intentional or grossly negligent act by Dr. Pedder that injures, in a material way, our business or reputation;

•	insubordination by Dr. Pedder with respect to lawful directions received from our Board of Directors;

•	conviction of any felony;

•	Dr. Pedder engaging in some form of harassment prohibited by law;

•	any misappropriation or embezzlement of our property;

•	willful violation of the noncompetition, nonsolicitation and confidentiality provisions of the agreement; and/or

•	breach by Dr. Pedder of any other provision of the agreement that, if capable of being cured, is not cured by him within 30 days.

Termination by us other than For Cause

If Dr. Pedder’s employment is terminated by us other than for cause, then we (or our successor, as applicable) must continue to pay to Dr. Pedder his then current base salary (currently $474,400) and an amount equal to COBRA premiums that would be paid by Dr. Pedder to retain coverage (which in 2010 equaled approximately $11,853 for the year) for the longer of the agreement’s remaining term or one year following such termination, and we would pay Dr. Pedder any expense reimbursement amounts owed through the date of termination. All unvested stock options granted to Dr. Pedder would be accelerated and deemed to have vested as of the termination date and would be exercisable until the earlier of 180 days after termination or the latest respective dates on which the options would have expired had Dr. Pedder remained employed by us. If termination had occurred on December 31, 2010, a total of 473,417 options that were unvested at December 31, 2010 would have vested in full, with a market value of $2,238,128, based on the exercise price of any of those options that are less than $7.50, which was the closing price per share of our common stock on December 31, 2010. Unless the fair market value of our common stock, in the aggregate, is less than $50,000,000 on the date of a change in control (as defined below) and the Company terminates Dr. Pedder for reasons other than cause within 90 days of that date, we would also be obligated to pay any earned but unpaid incentive bonus, currently targeted at $213,480 for 2011.

Termination by Dr. Pedder for Good Reason; Change in Control

Dr. Pedder may terminate his employment for good reason. In the agreement, the term “good reason” is defined generally as:

•	the assignment to Dr. Pedder of duties materially inconsistent with his position and duties as described in the agreement;

•	any material reduction by us of Dr. Pedder’s duties, responsibilities, compensation or benefits; and/or

•	the occurrence of a change in control (defined above).

If Dr. Pedder terminates his employment for any of these reasons, then we (or our successor, as applicable) must continue to pay to Dr. Pedder his then current base salary and an amount equal to COBRA premiums that would be paid by Dr. Pedder to retain coverage for the longer of the agreement’s remaining term or one year following such termination and we would pay Dr. Pedder any expense reimbursement amounts owed through the date of termination. All unvested stock options granted to Dr. Pedder would be accelerated and deemed to have vested as of the termination date and would be exercisable until the earlier of 180 days after termination or the latest respective dates on which the options would have expired had Dr. Pedder remained employed by us. We would also be obligated to pay any earned but unpaid incentive bonus. If termination had occurred on December 31, 2010, we would have been obligated to pay Dr. Pedder all of the amounts, and the value of his accelerated options would have been the same as, disclosed above under “Termination by us other than For Cause.”

Dr. Pedder’s employment agreement contains a “double trigger” change in control provision, meaning that two conditions must be met before we are obligated to pay him any severance: (i) a change of control (as defined in the agreement; see below) occurs, and (ii) Dr. Pedder’s employment is terminated either by us or by him after the change of control. In the agreement, the term “change in control” is defined generally as:

•	the acquisition by any person of more than 50% of the voting power of our then outstanding securities;

•	the merger or consolidation of our company or the sale of all or substantially all of our assets; or

•	the members of our Board of Directors on May 1, 2009 and subsequent Board approved directors cease to constitute a majority of our Board.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

Director Compensation Philosophy

The general policy of our Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. For fiscal years 2010 and 2011, the Compensation Committee evaluated the appropriate level and form of compensation for independent directors and recommended changes to the Board when appropriate. The Compensation Committee will make such compensation evaluations and recommendations annually. The Board reviews the Committee’s recommendations and then determines the amount of director compensation.

Fees Earned or Paid in Cash

In 2010 we made quarterly payments of the annual cash retainer due to each director and also made cash payments for Board and committee meetings. The base annual retainer for our non-employee Chairman of the Board of Directors is $35,000 and the base annual retainer for our other non-employee directors is $25,000. Additional annual retainers of $5,000 are paid to non-employee board members for each Board committee on which he serves in the capacity of chairman, with $2,500 to non-employee director for each of the Board committees on which he serves in a capacity other than chairman. We also pay $1,500 and $1,000 to non-employee directors for each in-person attendance at Board of Directors and Board committee meetings, respectively, and $750 and $500 to non-employee directors for each participation in Board of Directors and Board committee meetings by telephone, respectively. Non-employee members of our Board of Directors were also entitled to receive $500 per hour for ad hoc consultancy, as approved in writing by our Chief Executive Officer or the Chairman of our Board of Directors except as otherwise negotiated.

We also reimburse each member of our Board of Directors for out-of-pocket expenses incurred in connection with attending Board of Directors and Board committee meetings.

Equity Compensation

Our annual equity compensation for our non-employee directors in 2010 and for 2011 is as follows: (1) the non-employee Chairman of the Board of Directors receives an option to purchase 30,000 shares; (2) our other non-employee directors receive an option to purchase 25,000 shares; (3) the non-employee chairman of each of our Board committees receives an option to purchase 5,000 shares; and (4) each non-employee director receives an option to purchase 2,500 shares for each Board committee on which he serves in a capacity other than as the chairman. New directors receive an option to purchase 30,000 shares upon joining our Board. Each option vests in four equal annual installments from the date of grant.

The following table shows 2010 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)(3)	Total ($)

Kevan Clemens	56,250	107,305	163,555

Norman Hardman	46,250	48,074	94,324

Johnson Y. N. Lau	56,250	94,438	150,688

Roger Stoll	44,250	48,074	92,324

Michael Weiser	45,250	72,837	118,087

William Rueckert	50,750	47,973	98,723

(1)	Fees reflect amounts expensed in 2010 for fee payments made in 2010 or subsequently.

(2)	The reported amounts represent the amount of compensation expense recognized for the financial statement reporting purposes for the year ended December 31, 2010, in accordance with ASC 718-20, for stock options awarded to our directors in 2010 as well as in prior years. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. All assumptions made regarding the valuation of equity awards can be referenced in Note 1 of our 2010 Annual Report on Form 10-K filed on March 2, 2011.

(3)	At December 31, 2010, Dr. Clemens had 230,210 options outstanding, Dr. Hardman had 95,000 options outstanding, Dr. Lau had 210,210 options outstanding, Dr. Stoll had 95,000 options outstanding, Dr. Weiser had 153,802 options outstanding and Mr. Rueckert had 65,000 options outstanding. There were no forfeitures of options held by directors in 2010.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Our policy regarding transactions with affiliates is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2010, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our officers, directors, principal stockholders and their affiliates had a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and stockholders are required by regulations under the Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that during the fiscal year ended December 31, 2010 all of our officers, directors and stockholders described above complied with all Section 16(a) requirements except for a Form 4 to report stock purchases by Mr. Rueckert on June 8, 2010, which report was filed on June 11, 2010 and should have been filed on June 10, 2010.

HOUSEHOLDING MATTERS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice and this Proxy Statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact our Corporate Secretary by either by calling (704) 341-1516 or by writing to our Corporate Secretary at our principal executive offices located at 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277. Upon written or oral request to our Corporate Secretary, we will provide a separate copy of this Proxy Statement. In addition, security holders sharing an address can request delivery of a single copy of a proxy statement if you are receiving multiple copies upon written or oral request to our Corporate Secretary at the address and telephone number stated above.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at an annual meeting of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws. No stockholder proposals were received for consideration at our 2012 annual meeting of stockholders.

Under SEC rules, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2012 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by December 19, 2011; provided, however, that if the date of the 2012 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 18, 2012, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to the 2012 annual meeting or the 10th day following the day on which public announcement of the date of the 2012 annual meeting is first made.

Under our bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to our Corporate Secretary at our principal executive offices. We must receive notice of a stockholder’s intention to introduce a nomination or to propose an item of business at our 2012 annual meeting no earlier than January 31, 2012 and no later than March 1, 2012; provided , however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 18, 2012, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10 th day following the date on which public announcement of the date of such meeting is first made. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (c) the name and address, as they appear on our books, of the stockholder proposing such business; (d) the class and number of our shares that are beneficially owned by such stockholder; (e) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (f)  any material interest of the stockholder in such business.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 14, 2011

DRIVING DIRECTIONS TO ANNUAL MEETING

Chelsea Therapeutics, Inc.

3530 Toringdon Way, Suite 200

Charlotte, NC 28277

From Charlotte Douglas Airport

Head east on Airport Loop/Josh Birmingham Pkwy 1.8 mi.; Take the ramp onto Billy Graham Pkwy 4.1 mi.; Continue on W Woodlawn Rd (signs for Rock Hill) 243 ft.; Slight right to merge onto I-77 S/US-21 S 3.3 mi.; Take exit 2 for I-77/I-485/US-21 toward James G Martin Frwy 0.6 mi.; Keep right at the fork, follow signs for I-485/Pineville and merge onto I-485 E 6.5 mi.; Take exit 61 for US-521 toward Johnston Rd 0.2 mi.; Keep left at the fork to turn left at Johnston Rd/US-521 and continue 0.4 mi.; Turn right at Toringdon Way and proceed approximately 500 feet, then bear right; Destination will be straight ahead.

From I-77 South:

Take exit 2 for I-77/I-485/US-21 toward James G Martin Frwy 0.6 mi.; Keep right at the fork, follow signs for I-485/Pineville and merge onto I-485 E 6.5 mi.; Take exit 61 for US-521 toward Johnston Rd 0.2 mi.; Keep left at the fork to turn left at Johnston Rd/US-521 and continue 0.4 mi.; Turn right at Toringdon Way and proceed approximately 500 feet, then bear right; Destination will be straight ahead.

From I-77 North:

Take exit 1 to merge onto I-485 E 7.0 mi.; Take exit 61 for US-521 toward Johnston Rd 0.2 mi.; Keep left at the fork to turn left at Johnston Rd/US-521 and continue 0.4 mi.; Turn right at Toringdon Way and proceed approximately 500 feet, then bear right; Destination will be straight ahead.

From I-85 North:

Turn left to merge onto I-85 N 12.8 mi.; Take exit 30 to merge onto I-485 S 16.4 mi.; Take exit 61 for US-521 toward Johnston Rd 0.2 mi.; Keep left at the fork to turn left at Johnston Rd/US-521 and continue 0.4 mi.; Turn right at Toringdon Way and proceed approximately 500 feet, then bear right; Destination will be straight ahead.

From I-85 South:

Take exit 48 to merge onto I-485 S toward US-29 31.0 mi.; Take exit 61A toward Johnston Rd 0.3 mi.; Merge onto Johnston Rd/NC-3655 and continue 0.4 mi.; Turn right at Toringdon Way and proceed approximately 500 feet, then bear right; Destination will be straight ahead.

APPENDIX A

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

2004 STOCK PLAN, AS AMENDED

Approved by the Board: January 19, 2011

Approved by the Stockholders: [•], 2011

1.        Purpose.    The purpose of 2004 Stock Plan, as amended (the “Plan”) of Chelsea Therapeutics International, Ltd. (the “Company”) is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, directors and consultants. Incentives may consist of opportunities to purchase or receive shares of Common Stock, $0.0001 par value, of the Company (“Common Stock”) on terms determined under this Plan.

2.        Administration.    The Plan shall be administered by a committee of the Board of Directors of the Company (the “Committee”). The Committee shall consist of not less than two directors of the Company who shall be appointed from time to time by the board of directors of the Company. Each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), and an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee shall have complete authority to determine all provisions of all Incentives awarded under the Plan (as consistent with the terms of the Plan), to interpret the Plan, and to make any other determination which it believes necessary and advisable for the proper administration of the Plan. The Committee’s decisions and matters relating to the Plan shall be final and conclusive on the Company and its participants. No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentives granted under the Plan. The Committee will also have the authority under the Plan to amend or modify the terms of any outstanding Incentives in any manner; provided, however, that the amended or modified terms are permitted by the Plan as then in effect and that any recipient of an Incentive adversely affected by such amended or modified terms has consented to such amendment or modification. No amendment or modification to an Incentive, however, whether pursuant to this Section 2 or any other provision of the Plan, will be deemed to be a re-grant of such Incentive for purposes of this Plan (notwithstanding that such amendment or modification may be deemed to be a new grant of an incentive stock option, as such term is defined in Section 422 of the Code, under the Code). If at any time there is no Committee, then for purposes of the Plan the term “Committee” shall mean the Company’s Board of Directors.

3.        Eligible Participants.    Employees of the Company or its subsidiaries (including officers and employees of the Company or its subsidiaries), directors and consultants, advisors or other independent contractors who provide services to the Company or its subsidiaries (including members of the Company’s scientific advisory board) shall become eligible to receive Incentives under the Plan when designated by the Committee. Participants may be designated individually or by groups or categories (for example, by pay grade) as the Committee deems appropriate. Participation by officers of the Company or its subsidiaries and any performance objectives relating to such officers must be approved by the Committee. Participation by others and any performance objectives relating to others may be approved by groups or categories (for example, by pay grade) and authority to designate participants who are not officers and to set or modify such targets may be delegated.

4.        Types of Incentives.    Incentives under the Plan may be granted in any one or a combination of the following forms: (a) incentive stock options and non-statutory stock options (Section 6); (b) stock appreciation rights (“SARs”) (Section 7); (c) stock awards (Section 8); (d) restricted stock (Section 8); and (e) performance shares (Section 9). Only employees of the Company shall be entitled to receive incentive stock options under Section 422 of the Code.

5.        Shares Subject to the Plan.

5.1.        Number of Shares.    Subject to adjustment as provided in Section 11.6, the number of shares of Common Stock which may be issued under the Plan is 7,400,000 shares of Common Stock. Of such aggregate number of shares of Common Stock that may be issued under the Plan, the maximum number of shares that may be issued as incentive stock options under Section 422 of the Code is 6,200,000. Any shares of Common Stock available for issuance as incentive stock options may be alternatively issued as other types of Incentives under the Plan. Shares of Common Stock that are issued under the Plan or that are subject to outstanding Incentives will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan.

5.2.        Cancellation.    To the extent that cash in lieu of shares of Common Stock is delivered upon the exercise of an SAR pursuant to Section 7.4, the Company shall be deemed, for purposes of applying the limitation on the number of shares, to have issued the greater of the number of shares of Common Stock which it was entitled to issue upon such exercise or on the exercise of any related option. In the event that a stock option or SAR granted hereunder expires or is terminated or canceled unexercised or unvested as to any shares of Common Stock, such shares may again be issued under the Plan either pursuant to stock options, SARs or otherwise. In the event that shares of Common Stock are issued as restricted stock or pursuant to a stock award and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the Plan, either as restricted stock, pursuant to stock awards or otherwise. Shares of Common Stock which are withheld to pay the exercise price of an option and/or any related withholding obligations shall again be available for issuance under the Plan. The Committee may also determine to cancel, and agree to the cancellation of, stock options in order to make a participant eligible for the grant of a stock option at a lower price than the option to be canceled.

6.        Stock Options.    A stock option is a right to purchase shares of Common Stock from the Company. The Committee may designate whether an option is to be considered an incentive stock option or a non-statutory stock option. To the extent that any incentive stock option granted under the Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such incentive stock option will continue to be outstanding for purposes of the Plan but will thereafter be deemed to be a non-statutory stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1.        Price.    The option price per share shall be determined by the Committee, subject to adjustment under Section 11.6.

6.2.        Number.    The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to adjustment as provided in Section 11.6. The number of shares of Common Stock subject to a stock option shall be reduced in the same proportion that the holder thereof exercises a SAR if any SAR is granted in conjunction with or related to the stock option.

6.3.        Duration and Time for Exercise.    Subject to earlier termination as provided in Section 11.4 and except for incentive stock options which shall be subject to the provisions of Section 6.5, the term of each stock option shall be determined by the Committee but shall not exceed ten years from the date of grant. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee at the time of grant. The Committee may accelerate the exercisability of any stock option.

6.4.        Manner of Exercise.    Subject to the conditions contained in this Plan and in the agreement with the recipient evidencing such option, a stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased and accompanied by the full purchase price for such shares. The exercise price shall be payable (a) in United States dollars upon exercise of the option and may be paid by cash; uncertified or certified check; bank draft; (b) at the discretion of the Committee, by delivery of shares of Common Stock that are already owned by the participant in payment of all or any part of the exercise price, which shares shall be valued for this purpose at the Fair Market Value on the date such option is exercised; or (c) at the discretion of the Committee, by instructing the Company to withhold from the shares of Common Stock issuable upon exercise of the stock option shares of Common Stock in payment of all or any part of the exercise price and/or any related withholding tax obligations, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Committee. The shares of Common Stock delivered by the participant pursuant to Section 6.4(b) must have been held by the participant for a period of not less than six months prior to the exercise of the option, unless otherwise determined by the Committee. Prior to the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a shareholder. Except as otherwise provided in the Plan, no adjustment will be made for dividends or distributions with respect to such stock options as to which there is a record date preceding the date the participant becomes the holder of record of such shares, except as the Committee may determine in its discretion.

6.5.        Incentive Stock Options.    Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):

(a)        To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by any participant during any calendar year (under the Plan and any other incentive stock option plans of the Company or any subsidiary or parent corporation of the Company) shall exceed $100,000, such excess portion of the incentive stock options will be treated as Non-Statutory Stock Options; provided that this provision shall have no force or effect to the extent that its inclusion in the Plan is not necessary for the Incentive to qualify as incentive stock options pursuant to Section 422 of the Code. The determination will be made by taking incentive stock options into account in the order in which they were granted.

(b)        Any incentive stock option certificate authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the options as incentive stock options.

(c)        All incentive stock options must be granted within ten years from the earlier of the date on which this Plan was adopted by board of directors or the date this Plan was approved by the Company’s shareholders.

(d)        Unless sooner exercised, all incentive stock options shall expire no later than 10 years after the date of grant. No incentive stock option may be exercisable after ten (10) years from its date of grant (or five (5) years from its date of grant if, at the time the incentive stock option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

(e)        The exercise price for incentive stock options shall be not less than 100% of the Fair Market Value of the Common Stock subject thereto on the date of grant; provided that the exercise price shall be 110% of the Fair Market Value if, at the time the incentive stock option is granted, the participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company.

7.        Stock Appreciation Rights.    An SAR is a right to receive, without payment to the Company, a number of shares of Common Stock, cash or any combination thereof, the amount of which is determined pursuant to the formula set forth in Section 7.4. An SAR may be granted (a) with respect to any stock option granted under this Plan, either concurrently with the grant of such stock option or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the stock option), or (b) alone, without reference to any related stock option. Each SAR granted by the Committee under this Plan shall be subject to the following terms and conditions:

7.1.        Number; Exercise Price.    Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 11.6. In the case of an SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the option exercises the related stock option. The exercise price of an SAR will be determined by the Committee, in its discretion, at the date of grant but may not be less than 100% of the Fair Market Value of the shares of Common Stock subject thereto on the date of grant.

7.2.        Duration.    Subject to earlier termination as provided in Section 11.4, the term of each SAR shall be determined by the Committee but shall not exceed ten years and one day from the date of grant. Unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the stock option, if any, to which it relates is exercisable. The Committee may in its discretion accelerate the exercisability of any SAR.

7.3.        Exercise.    An SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. Upon receipt of such written notice, the Company shall, within 90 days thereafter, deliver to the exercising holder certificates for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled pursuant to Section 7.4.

7.4.        Payment.    Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock (which, as it pertains to officers and directors of the Company, shall comply with all requirements of the Exchange Act), the number of shares of Common Stock which shall be issuable upon the exercise of an SAR shall be determined by dividing:

(a)        the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the exercise date exceeds (1) in the case of an SAR related to a stock option, the exercise price of the shares of Common Stock under the stock option or (2) in the case of an SAR granted alone, without reference to a related stock option, an amount which shall be determined by the Committee at the time of grant, subject to adjustment under Section 11.6); by

(b)        the Fair Market Value of a share of Common Stock on the exercise date.

In lieu of issuing shares of Common Stock upon the exercise of a SAR, the Committee may elect to pay the holder of the SAR cash equal to the Fair Market Value on the exercise date of any or all of the shares which would otherwise be issuable. No fractional shares of Common Stock shall be issued upon the exercise of an SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date or to purchase the portion necessary to make a whole share at its Fair Market Value on the date of exercise.

8.        Stock Awards and Restricted Stock.    A stock award consists of the transfer by the Company to a participant of shares of Common Stock, without other payment therefor, as additional compensation for services to the Company. The participant receiving a stock award will have all voting, dividend, liquidation and other rights with respect to the shares of Common Stock issued to a participant as a stock award under this Section 8 upon the participant becoming the holder of record of such shares. A share of restricted stock consists of shares of Common Stock which are sold or transferred by the Company to a participant at a price determined by the

Committee (which price shall be at least equal to the minimum price required by applicable law for the issuance of a share of Common Stock) and subject to restrictions on their sale or other transfer by the participant, which restrictions and conditions may be determined by the Committee as long as such restrictions and conditions are not inconsistent with the terms of the Plan. The transfer of Common Stock pursuant to stock awards and the transfer and sale of restricted stock shall be subject to the following terms and conditions:

8.1.        Number of Shares.    The number of shares to be transferred or sold by the Company to a participant pursuant to a stock award or as restricted stock shall be determined by the Committee.

8.2.        Sale Price.    The Committee shall determine the price, if any, at which shares of restricted stock shall be sold or granted to a participant, which may vary from time to time and among participants and which may be below the Fair Market Value of such shares of Common Stock at the date of sale.

8.3.        Restrictions.    All shares of restricted stock transferred or sold hereunder shall be subject to such restrictions as the Committee may determine, including, without limitation any or all of the following:

(a)        a prohibition against the sale, transfer, pledge or other encumbrance of the shares of restricted stock, such prohibition to lapse at such time or times as the Committee shall determine (whether in annual or more frequent installments, at the time of the death, disability or retirement of the holder of such shares, or otherwise);

(b)        a requirement that the holder of shares of restricted stock forfeit, or (in the case of shares sold to a participant) resell back to the Company at his or her cost, all or a part of such shares in the event of termination of his or her employment or consulting engagement during any period in which such shares are subject to restrictions; or

(c)        such other conditions or restrictions as the Committee may deem advisable.

8.4.        Escrow.    In order to enforce the restrictions imposed by the Committee pursuant to Section 8.3, the participant receiving restricted stock shall enter into an agreement with the Company setting forth the conditions of the grant. Shares of restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the 2004 Stock Plan of Chelsea Therapeutics International, Ltd., (the “Company”), as amended from time to time, and an agreement entered into between the registered owner and the Company. A copy of the 2004 Stock Plan, as amended from time to time, and the agreement is on file in the office of the secretary of the Company.

8.5.        End of Restrictions.    Subject to Section 11.5, at the end of any time period during which the shares of restricted stock are subject to forfeiture and restrictions on transfer, such shares will be delivered free of all restrictions to the participant or to the participant’s legal representative, beneficiary or heir.

8.6.        Shareholder.    Subject to the terms and conditions of the Plan, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares. Dividends paid in cash or property other than Common Stock with respect to shares of restricted stock shall be paid to the participant currently.

9.        Performance Shares.    A performance share consists of an award which shall be paid in shares of Common Stock, as described below. The grant of a performance share shall be subject to such terms and conditions as the Committee deems appropriate, including the following:

9.1.        Performance Objectives.    Each performance share will be subject to performance objectives for the Company or one of its operating units to be achieved by the participant before the end of a specified period. The number of performance shares granted shall be determined by the Committee and may be subject to such terms and conditions, as the Committee shall determine. If the performance objectives are achieved, each participant will be paid in shares of Common Stock or cash as determined by the Committee. If such objectives are not met, each grant of performance shares may provide for lesser payments in accordance with formulas established in the award.

9.2.        Not Shareholder.    The grant of performance shares to a participant shall not create any rights in such participant as a shareholder of the Company, until the payment of shares of Common Stock with respect to an award.

9.3.        No Adjustments.    No adjustment shall be made in performance shares granted on account of cash dividends which may be paid or other rights which may be issued to the holders of Common Stock prior to the end of any period for which performance objectives were established.

9.4.        Expiration of Performance Share.    If any participant’s employment or consulting engagement with the Company is terminated for any reason other than normal retirement, death or disability prior to the achievement of the participant’s stated performance objectives, all the participant’s rights on the performance shares shall expire and terminate unless otherwise determined by the Committee. In the event of termination of employment or consulting by reason of death, disability, or normal retirement, the Committee, in its own discretion may determine what portions, if any, of the performance shares should be paid to the participant.

10.        Change of Control.

10.1        Change in Control.  For purposes of this Section 10, a “Change in Control” of the Company will mean the following:

(a)        the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

(b)        the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(c)        any person not a shareholder of the Company on the date of the Plan becomes after the effective date of the Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (i) 20% or more, but not 50% or more, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Continuing Directors (as defined below), or (ii) 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuing Directors); provided that a traditional institutional or venture capital financing transaction shall be excluded from this definition; or

(d)        a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (i) 50% or more, but less than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Continuing Directors, or (ii) less than 50% of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuing Directors).

10.2        Continuing Directors.    For purposes of this Section 10, “Continuing Directors” of the Company will mean any individuals who are members of the Board on the effective date of the Plan and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Continuing Directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination).

10.3        Acceleration of Incentives.    Unless otherwise resolved by the Committee in its sole discretion at such time, if a Change in Control of the Company occurs whereby the acquiring entity or successor to the Company does not agree to assume the Incentives or replace them with substantially equivalent incentive awards (as determined by the Committee in its reasonable discretion), then (a) all outstanding options and SARs will vest and will become immediately exercisable in full and, if not exercised on the date of the Change of Control, will terminate on such date regardless of whether the participant to whom such options or SARs have been granted remains in the employ or service of the Company or any subsidiary of the Company or any acquiring entity or successor to the Company; (b) the restrictions on all shares of restricted stock awards shall lapse immediately; and (c) all performance shares criteria shall be deemed to be met and payment made immediately.

10.4        Cash Payment for Options.    If a Change in Control of the Company occurs, then the Committee, if approved by the Committee in its sole discretion either in an agreement evidencing an option at the time of grant or at any time after the grant of an option, and without the consent of any participant affected thereby, may determine that:

(a)        some or all participants holding outstanding options will receive, with respect to some or all of the shares of Common Stock subject to such options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value of such shares immediately prior to the effective date of such Change in Control of the Company over the exercise price per share of such options; and

(b)        any options as to which, as of the effective date of any such Change in Control, the Fair Market Value of the shares of Common Stock subject to such options is less than or equal to the exercise price per share of such options, shall terminate as of the effective date of any such Change in Control.

If the Committee makes a determination as set forth in subparagraph (a) of this Section 10.4, then as of the effective date of any such Change in Control of the Company such options will terminate as to such shares and the participants formerly holding such options will only have the right to receive such cash payment(s). If the Committee makes a determination as set forth in subparagraph (b) of this Section 10.4, then as of the effective date of any such Change in Control of the Company such options will terminate, become void and expire as to all unexercised shares of Common Stock subject to such options on such date, and the participants formerly holding such options will have no further rights with respect to such options.

11.        General.

11.1.        Effective Date.    The Plan will become effective upon approval by the Company’s board of directors.

11.2.        Duration.    The Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed. No Incentives may be granted under the Plan after the earlier of the tenth anniversary of the date of the adoption of the Plan or the date the Plan is approved by the shareholders of the Company.

11.3.        Non-transferability of Incentives.    Except in the event of the holder’s death, by will or the laws of descent and distribution to the limited extent provided in the Plan or the Incentive, unless approved by the Committee, no stock option, SAR, restricted stock or performance award may be transferred, pledged or assigned by the holder thereof, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, and the Company shall not be required to recognize any attempted assignment of such rights by any participant. During a participant’s lifetime, an Incentive may be exercised only by him or her or by his or her guardian or legal representative.

11.4.        Effect of Termination or Death.    In the event that a participant ceases to be an employee of or consultant to the Company, or the participants’ other service with the Company is terminated, for any reason, including death, any Incentives may be exercised or shall expire at such times as may be determined by the Committee in its sole discretion in the agreement evidencing an Incentive. Notwithstanding the other provisions of this Section 11.4, upon a participant’s termination of employment or other service with the Company and all subsidiaries, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), cause options and SARs (or any part thereof) then held by such participant to become or continue to become exercisable and/or remain exercisable following such termination of employment or service and Restricted Stock Awards, Performance Shares and Stock Awards then held by such participant to vest and/or continue to vest or become free of transfer restrictions, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no Incentive may remain exercisable or continue to vest beyond its expiration date. Any incentive stock option that remains unexercised more than one (1) year following termination of employment by reason of death or disability or more than three (3) months following termination for any reason other than death or disability will thereafter be deemed to be a Non-Statutory Stock Option.

11.5.        Additional Conditions.    Notwithstanding anything in this Plan to the contrary: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to any Incentives granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state or foreign securities laws or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities laws or other restrictions. The Committee may restrict the rights of participants to the extent necessary to comply with Section 16(b) of the Exchange Act, the Internal Revenue Code or any other applicable law or regulation. The grant of an Incentive award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

11.6.        Adjustment.    In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to restrictions, options or achievements of performance shares, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.

11.7.        Incentive Plans and Agreements.    Except in the case of stock awards, the terms of each Incentive shall be stated in a plan or agreement approved by the Committee. The Committee may also determine to enter into agreements with holders of options to reclassify or convert certain outstanding options, within the terms of the Plan, as incentive stock options or as non-statutory stock options and in order to eliminate SARs with respect to all or part of such options and any other previously issued options.

11.8.        Withholding.

(a)        The Company shall have the right to (i) withhold and deduct from any payments made under the Plan or from future wages of the participant (or from other amounts that may be due and owing to the participant from the Company or a subsidiary of the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all foreign, federal, state and local withholding and employment-related tax requirements attributable to an Incentive, or (ii) require the participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Incentive. At any time when a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of Common Stock or upon exercise of an option or SAR, the participant may satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold from the distribution shares of Common Stock having a value up to the amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

(b)        Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. An Election is irrevocable.

(c)        If a participant is an officer or director of the Company within the meaning of Section 16 of the Exchange Act, then an Election is subject to the following additional restrictions:

(1)        No Election shall be effective for a Tax Date which occurs within six months of the grant or exercise of the award, except that this limitation shall not apply in the event death or disability of the participant occurs prior to the expiration of the six-month period.

(2)        The Election must be made either six months prior to the Tax Date or must be made during a period beginning on the third business day following the date of release for publication of the Company’s quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

(d)        If the option granted to a participant hereunder is an incentive stock option, and if the participant sells or otherwise disposes of any of the shares of Common Stock acquired pursuant to the incentive stock option on or before the later of (1) the date two years after the date of grant, or (2) the date one year after the date of exercise, the participant shall immediately notify the Company in writing of such disposition. The participant agrees that the participant may be subject to income tax withholding by the Company on the compensation income recognized by the participant from the early disposition by payment in cash or out of the current earnings paid to the participant.

11.9.        No Continued Employment, Engagement or Right to Corporate Assets.    No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or any right to continue his or her present or any other rate of compensation. Nothing contained in the Plan shall be construed as giving an employee, a consultant, such persons’ beneficiaries or any other person any interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

11.10.        Deferral Permitted.    Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive. Payment may be deferred at the option of the participant if provided in the Incentive.

11.11.        No Repricing or Cash Buyouts.    No Incentive may be repriced after its issuance, whether by an adjustment to the individual or aggregate exercise or purchase price, the aggregate amount of equity securities subject to the Incentive, or otherwise. No Incentive that is not payable in cash may be exchanged with the Company for cash, whether by cashless net exercise or otherwise.

11.12.        Amendment of the Plan.        The Board may amend, suspend or discontinue the Plan at any time; provided, however, that no amendments to the Plan will be effective without approval of the shareholders of the Company if shareholder approval of the amendment is then required pursuant to Section 422 of the Code, the regulations promulgated thereunder or the rules of any stock exchange or Nasdaq or similar regulatory body. No termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive without the consent of the affected participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 2, 10 and 11 of the Plan.

11.13.        Definition of Fair Market Value.    For purposes of this Plan, the “Fair Market Value” of a share of Common Stock at a specified date shall, unless otherwise expressly provided in this Plan, be the amount which the Committee or the board of directors of the Company determines in good faith in the exercise of its reasonable discretion to be 100% of the fair market value of such a share as of the date in question; provided, however, that notwithstanding the foregoing, if such shares are listed on a U.S. securities exchange or are quoted on the Nasdaq National Market System or Nasdaq SmallCap Stock Market (“Nasdaq”), then Fair Market Value shall be determined by reference to the last sale price of a share of Common Stock on such U.S. securities exchange or Nasdaq on the applicable date. If such U.S. securities exchange or Nasdaq is closed for trading on such date, or if the Common Stock does not trade on such date, then the last sale price used shall be the one on the date the Common Stock last traded on such U.S. securities exchange or Nasdaq.

11.14.        Breach of Confidentiality, Assignment of Inventions, or Non-Compete Agreements.        Notwithstanding anything in the Plan to the contrary, in the event that a participant materially breaches the terms of any confidentiality, assignment of inventions, or non-compete agreement entered into with the Company or any subsidiary of the Company, whether such breach occurs before or after termination of such participant’s employment or other service with the Company or any subsidiary, the Committee in its sole discretion may immediately terminate all rights of the participant under the Plan and any agreements evidencing an Incentive then held by the participant without notice of any kind.

11.15.        Governing Law.    The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of North Carolina, notwithstanding the conflicts of laws principles of any jurisdictions.

11.16.        Successors and Assigns.    The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the participants in the Plan.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Chelsea Therapeutics International, Ltd., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 14, 2011, and hereby appoints Simon Pedder and J. Nick Riehle and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of Chelsea Therapeutics International, Ltd., to be held on Wednesday, May 18, 2011 at 9:00 a.m., local time, at the corporate headquarters of Chelsea Therapeutics International, Ltd. located at 3530 Toringdon Way, Suite 200, Charlotte, NC 28277 and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (2) FOR THE APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION, (3) FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, (4) FOR THE AMENDMENT TO OUR 2004 STOCK PLAN, AND (5) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR.

Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR the following Proposals.

1. Election of Directors:	01 – Simon Pedder	02 – Michael Weiser	03 – Kevan Clemens
	04 – Norman Hardman	05 – Johnson Y.N. Lau	06 – Roger Stoll
07 – William Rueckert

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For all EXCEPT – To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01 ☐	02 ☐	03 ☐	04 ☐	05 ☐	06 ☐	07 ☐

2.	Proposal to approve, on an advisory basis, the compensation of the named executive officers as discussed in the proxy statement for the 2011 Annual Meeting of Stockholders.

☐  FOR                                         ☐  AGAINST                                         ☐  ABSTAIN

3.	Determination, on an advisory basis, of the frequency of the advisory vote on executive compensation.

EVERY YEAR ☐	EVERY 2 YEARS ☐	EVERY 3 YEARS ☐	ABSTAIN ☐

4.	Proposal to approve the amendment to our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 6,200,000 shares to 7,400,000 shares.

☐  FOR                                         ☐  AGAINST                                         ☐  ABSTAIN

5.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

☐  FOR                                         ☐  AGAINST                                         ☐  ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

Authorized signatures—Sign here—This section must be completed for your instructions to be executed.

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears on the stockholder’s stock certificate(s), and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Dated:                                                                                , 2011

Signature:

Printed Name:

Signature:

Printed Name: